Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ambit Biosciences Corporation Amended and Restated 2011 Equity Incentive Plan, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of our report dated February 20, 2013 (except for Note 11, as to which the date is March 26, 2013 and except for the retroactive effect of the 1-for-24 reverse stock split as described in Note 1, as to which the date is April 24, 2013), with respect to the financial statements of Ambit Biosciences Corporation included in its Registration Statement (Form S-1 No. 333-186760) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

San Diego, California

May 14, 2013